Exhibit 10.3
Beckman

               1998 ANNUAL INCENTIVE PLAN (AIP)


WHO PARTICIPATES:
Key executives designated by the Chairman of the Board and the President based on qualifying factors established by the Organization and Compensation Committee (the Committee) of the
Board of Directors.

FUNDING THE AIP:
The company must achieve a minimum of (minimum amount) EPS for any funding of AIP awards, regardless of any other financial or non-financial results or individual performance.

WHAT IS MEASURED - THE AIP COMPONENTS:
There are four financial measurements, as well as the individual performance evaluation, which comprise the 1998 AIP award opportunity. The financial metrics have been selected because they directly align with the company's overall goals and objectives:
     - Earnings Per Share (EPS)
     - Company Sales
     - Pre-tax Margin
     - Debt/EBITDA
The individual performance evaluation is linked to the achievement of your essential work outcomes established and measured through the EXCEL management process.

INDIVIDUAL AIP AWARD DETERMINATION:
Individual incentive awards are determined by adding the percentages earned based on the level of achievement for financial measurements and your individual performance evaluation. A pro rata incentive award percentage is calculated for gradations between achievement levels for financial results. The sum of the percentages is multiplied by your annual base pay as of December 31, 1998 to arrive at your award amount. For participants with an individual performance rating of "Expectations partially Met/Improvement Needed", the total incentive award for financial results may be reduced by up to 100%.

AIP ADMINISTRATION GUIDELINES:
The Committee administers the AIP on behalf of the company. This responsibility includes interpretation of the plan and the sole and absolute discretion to establish plan provisions, performance measures, performance targets, specific award levels and participation eligibility. All Committee interpretations, determinations, and actions will be final, conclusive and binding on all participants.

AIP TERMS AND CONDITIONS:
1. All financial results will be measured on an "as reported" basis with no adjustment for any effect of currency fluctuations.
2. To be eligible for an AIP award, a participant must be in active pay status continuously through the last company-scheduled workday of the year. Partial payments may be considered, at the full discretion of the Committee, for retirees as defined by the company's retirement plan, who leave before the end of the plan year.
3. The Committee may determine in its sole and absolute discretion, the status and incentive award level for any participant whose responsibilities are changed, and of any key employee who becomes eligible to participate in the plan after the beginning of the performance period.
4. The Committee at any time and from time to time may terminate, suspend, modify or amend the plan. Nothing in this plan or any award granted shall confer on a participant any right to continue in the employ of the company or interfere in any way with the right of the company to terminate any employment.